UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 17, 2015

Viavi Solutions Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-22874	94-2579683
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

430 North McCarthy Boulevard, Milpitas, CA	95035
(Address of Principal Executive Offices)	(Zip Code)

(408) 404-3600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

The Annual Meeting of Stockholders (the “Meeting”) of Viavi Solutions Inc. (the “Company”) was held on November 17, 2015. At the Meeting, the stockholders voted on the following proposals, each of which are described in detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on October 8, 2015:

Proposal 1: To elect seven directors to serve until the 2016 Annual Meeting of Stockholders:

Director	For	Withheld	Broker Non-Votes
Richard Belluzzo	161,329,478	2,339,816	52,176,997
Keith Barnes	161,396,683	2,272,611	52,176,997
Tor Braham	162,522,742	1,146,552	52,176,997
Timothy Campos	162,573,159	1,096,135	52,176,997
Donald Colvin	162,519,225	1,150,069	52,176,997
Masood Jabbar	161,372,399	2,296,895	52,176,997
Pamela Strayer	162,423,926	1,245,368	52,176,997

Proposal 2: To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 2, 2016:

For	Against	Abstain
213,768,336	1,567,664	510,291

Proposal 3: To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers:

For	Against	Abstain	Broker Non-Votes
119,340,709	43,745,745	582,840	52,176,997

Item 8.01 Other Events.

On November 17, 2015, the Company entered into an accelerated stock repurchase agreement (the “ASR Agreement”) with Bank of America, N.A. (“BofA”) to repurchase an aggregate of $40 million of the Company’s common stock. The transactions contemplated by the ASR Agreement are part of the Company’s previously approved and disclosed stock repurchase program.

Under the terms of the ASR Agreement, the Company paid $40 million to BofA on November 18, 2015 and received 5,254,516 shares of its common stock on the same day. Additional shares are expected to be delivered over the term of the ASR Agreement, which ends no later than January 26, 2016. The specific number of shares to be repurchased will generally be based on a discount to the volume-weighted average share price of the Company’s common stock during the term of the ASR Agreement, subject to potential adjustments as set forth in the ASR Agreement. The ASR Agreement contains customary terms for these types of transactions, including the mechanisms to determine the number of shares that will be delivered at settlement and various acknowledgements, representations and warranties made by the Company and BofA.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Viavi Solutions Inc.

By:	/s/ Kevin Siebert
Kevin Siebert
Vice President, General Counsel and Secretary

November 20, 2015